UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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CHIRON CORPORATION
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Chiron and Novartis Merger Information | Frequently Asked Questions

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Merger Home	Frequently Asked Questions
U.S. Employee Compensation & Benefits
Announcements
DISCLAIMER
FAQs	The responses to posed questions provide information about Chiron's benefit and compensation plans. Additional details about these plans are available in other information provided to participants (such as summary plan descriptions in the
Benefits Handbook). The responses do not provide complete details on any of the plans. If there is any conflict between the information in these responses and the
Participants in Solicitation	official plan documents, the official plan documents will govern.

Chiron Corporation and
Novartis AG and Novartis		• Compensation	• Training
Corporation and their
respective directors and		• Health Benefits	• Staffing
executive officers may be
deemed to be participants in		• Time Off	• Stock Options
the solicitation of proxies from
Chiron stockholders in		• Severance / Retention	• Employee Stock Purchase Plan (ESPP)
connection with the merger.
Information about the directors		• 401(k)	• Other
and executive officers of
Chiron and their ownership of
Chiron's stock is set forth in
the proxy statement for	Compensation
Chiron's 2005 Annual Meeting
of Stockholders.	Q:	What happens to our compensation programs, benefits etc.
	A:	The merger agreement states that Novartis agrees to provide compensation
Investors can obtain more		and benefits through December 31, 2006 that are no less favorable in the
information when the proxy		aggregate than those Chiron employees currently receive through Chiron's
statement and the Schedule		plans, programs, policies and arrangements in effect immediately prior to
13E-3 become available.		the close of the merger.
Investors should read the
proxy statement and		Return to Top
Schedule 13E-3 carefully
when they become available	Q:	Are we going to get bonuses for 2005?
before making any voting	A:	The merger agreement provides that Chiron may pay bonuses for 2005 "in
decision.		the ordinary course of

business and consistent with past practice." This applies to all locations and all bonus plans or schemes that Chiron has established in its global operations. For bonus plans that have corporate and/or business unit/function metrics, the decision as to how well we have achieved our objectives for 2005 will be determined by the Executive Committee, who will then make a recommendation for approval to the Compensation Committee of Chiron's Board of Directors.

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Q:	What happens if I quit before December 31, 2005?
A:	There is no change to our current practice--if your employment terminates before the end of the year, you would not be eligible for a bonus payment for 2005 performance.

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Q:	Will we have our annual performance review and be eligible for merit increases in 2006?
A:	Yes, the annual performance review cycle would occur as usual, and the 2006 merit increase review would occur as previously planned.

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Health Benefits

Q:	After the close of the Chiron/Novartis merger, will employees who are not terminated continue receiving the same benefits as we receive today?
A:

According to the terms of the merger agreement, Novartis must provide benefits after the deal closes that are no less favorable in the aggregate than those provided before the deal closed. Employees will receive credit for service with Chiron before the deal closed under any Novartis plans, subject to certain limitations. Employees will be able to participate in Novartis’ plans without any waiting time and all pre-existing condition exclusions shall be waived. Should the deal close, you can expect further communications on the nature and timeline of integrating our programs with those of Novartis. The current set of Chiron benefit plans and their duration would be dependent on the integration plans.

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Q:	Will employees who are terminated be eligible to continue receiving health benefits if they elect salary continuation as their severance option?

A:

Employees who elect salary continuation as the severance option would continue to receive health benefits during the period of severance payments. Employees who elect a lump sum payment of severance would not receive health benefits but would be eligible to purchase benefits through COBRA. Their benefit coverage would end at the end of the month in which termination occurs.

When on salary continuation, employees receive a biweekly paycheck that would include all of the normal Flex Benefits deductions and 401K loan payments but would not include 401K contributions and ESPP deductions. It is important to note that the Supplemental Retention Plan (12 weeks for exempt employees and 4 weeks for non-exempt employees) would consist of a lump sum payment over and above the regular severance plan and does not provide additional benefits continuation.

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Q:	Will COBRA be an option if Chiron is no longer paying benefits?
A:

If neither Chiron nor Novartis is contributing to health benefits coverage on behalf of an employee because the employee is no longer eligible for coverage, that employee would be eligible for COBRA coverage (medical, dental, vision, prescription drug, EAP) and would receive notification for enrollment.

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Time Off

Q:	What will happen to my Paid Time Off (PTO) accrual rate and accrued hours as a result of the merger?
A:

You would continue to accrue PTO hours according to the existing rules until the close of the deal. Please see Chapter 10 of the Benefits Handbook for a description of the PTO program. At any point in time, all PTO hours that you have accrued are yours for use in taking time off or for cash payment upon ending your employment with Chiron. Should the deal close, you can expect further communications on the nature and timeline of integrating our programs with those of Novartis.

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Q:	Can I sell unused PTO hours?
A:	As normal practice, we do not allow PTO hours to be cashed-out, except when your employment with Chiron ends.

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Q:

I will be on leave in the next few months. Is there any scenario in which I would lose out on my severance and supplemental because I am on leave when and if the deal is finalized with Novartis and they decide to eliminate my position?

A:

 If you are still within a job -protected leave of absence when the deal is closed with Novartis, you are eligible for severance upon return to work if your position would be eliminated. However, if you are on a leave of absence and have lost job protection and you do not return to work, you are not eligible for severance or the Supplemental Retention Plan. If you have lost job protection but you return to work in either your old position or a new comparable position and that position is then eliminated, you would be eligible for severance.

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Severance / Retention

Q:	Where can I find the details of our severance plans?
A:

For the Severance Plan, please see Chapter XIV of the Benefits Handbook: (http://emvcomus.chiron.com/chris/hrweb/employee_ handbook/benefits_handbook.pdf). For the Supplemental Retention Plan document, please go to the Human Resources - Policies intranet site: (http://emvcomus.chiron.com/chris/hrweb/Policies/SupplementalEmployeeRetentionPlan.pdf).

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Q:	Could you explain the severance plan, with an example for an employee who has worked at Chiron for more than 15 years?
A:

A severed employee receives both notification pay and severance pay. Notification pay consists of 8 weeks paid advance notice and includes the same deductions that are currently included in your regular paycheck. During the notice period, the employee may be expected to work no more than 2 weeks, at the discretion of the supervisor. The severance payment would be your choice of either a lump sum payment or salary continuation and would be paid equal to 3 weeks salary per year of service.

The total period of advance notice and severance would not be less than 12 weeks and cannot be longer than 2 years (104 weeks). For example, an employee with 15 years and 6 months of service (15.5 years) would get 8 weeks of notification pay and 46.5 weeks of severance pay (15.5 X 3 = 46.5). Therefore, from the start of the notice, this employee would get a total of 54.5 weeks pay (8 + 46.5 = 54.5). Partial years are pro-rated. It is important to note that the payment of severance is conditioned upon signing a separation agreement and release. All persons on severance are eligible for outplacement services.

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Q:	When calculating the severance package, do re-hires get credit for total years worked at Chiron or only for years worked since the last hire date?
A:

It has been Chiron's practice to use all years worked at Chiron when calculating the severance package. For example, an employee works for 3 years and 9 months, leaves employment with Chiron and then returns after a 2-year absence. If this employee's job is eliminated after 5 years of service starting with the last hire date, then he/she would be eligible for 8 weeks of notification pay and 26.25 weeks of severance pay. In this case the total years worked at Chiron is 8.75 (3.75 + 5 = 8.75). With 3 weeks of severance pay for each year (or portion of year), the total weeks of severance pay is 26.25 (3 X 8.75 = 26.25).

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Q:	If within the next 12 months I am offered employment at a Novartis site that would require me to relocate and I decline that offer, will I still be eligible for the enhanced severance plan?
A:

Generally, if your job is relocated and is more than 50 miles from your current work location and you choose not to relocate, it has been Chiron's practice to terminate your employment with severance. That would include the supplemental retention plan if the move was a result of the change in control.

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Q:	For how long is Novartis obligated to honor the terms of the Chiron Corporation Severance Plan and the Chiron Corporation Supplemental Employee Retention Plan?
A:

According to the terms of the merger agreement, Novartis is obligated to honor the terms of Chiron Severance Plan and the Chiron Supplemental Employee Retention Plan for a period of one year upon the close of the merger.

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401(k)

Q:

What is the anticipated treatment for our Chiron 401(k) accounts after the merger? Will Novartis take them over? Will we need to plan to roll them over into a new plan or an Individual Retirement Account (IRA)? How will outstanding 401(k) loans be handled?

A:

We do not have any specific information on Novartis integration plans. Nonetheless, according to the terms of the merger agreement, Novartis must provide benefits and compensation after the deal closes that are no less favorable in the aggregate than before the deal closed. Should the deal close, you can expect further communications on the nature and timeline of integrating our programs with those of Novartis.

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Q:	If an employee is severed and opts for salary continuation, will Chiron continue to contribute to its 401K matching?
A:

During the Notice Period (8 weeks), 401K contributions and 401K matching contributions would continue. However, once the Notice Period has ended and either salary continuation or lump sum payment occurs, neither the 401k contributions nor the 401K matching would continue. In all cases, deductions for the 401k loan repayments would continue until the Chiron severance payments have ended. At that point, an employee with a 401k loan still outstanding would be required to fulfill the remaining loan repayment obligation by arrangement with Fidelity that may include either a onetime payment or regular deductions from the employee's checking account based on the employee's wishes.

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Training

Q:	During this time of uncertainty and change, can OL organize more classes under these categories?
A:

We are aware that the programs about change are full and wait -listed. Organization Learning is in the process of identifying additional learning, development, and support opportunities for individuals related to operating in a changing environment, how to become more resilient, how to navigate change, etc.

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Q:	Is it safe to rely on Chiron's Tuition Reimbursement Program during this transition time? I'm interested in utilizing the benefits of the program this winter.
A:	Chiron would continue to manage all programs until otherwise directed.

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Staffing

Q:	In light of the merger announcement, will there be layoffs? If so, will there be layoffs prior to deal close and will certain jobs, e.g. sales force, be protected?
A:

We understand that job status is on the minds of many at this time, but unfortunately we do not yet have any specific information. Integration teams are being established and as soon as there isinformation that can be shared, it will be.

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Q:	Will Novartis continue to use Adecco to staff Chiron/Novartis temporary employees?
A:	We cannot comment on Novartis' plans should the merger be completed.

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Q:

After the merger, will Chiron employees have an opportunity to interview for positions with Novartis? And, what is the earliest date when employees will be informed if they will be laid off or sent to other Novartis locations? Will we know by the time the deal officially closes in December? This is really important for employees to make individual career plans.

A:	Unfortunately, we cannot comment on Novartis' plans.

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Stock Options

Q:	What happens to my stock options in the merger?
A:

The merger agreement provides that all outstanding stock options would be cashed out at the merger price of $45 per share. The difference between the strike price of the option and $45 per share would be paid in a lump sum to option holders within 20 days of the close of the transaction. Normal employee tax withholds would apply to this payment. It is too soon to tell whether the payment would be made by your local Payroll function, by Novartis or other entity.

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Q:	What about my unvested stock options-do I lose them?
A:

No, you do not lose your unvested stock options. According to the terms of the merger agreement, your unvested stock options would be accelerated immediately prior to the close of the merger and be cashed out with any other outstanding vested options.

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Q:	Since the price set for the merger is $45.00, does this mean that any options I have priced $45.00 and higher are worthless?
A:	You would not receive any payment for options that are priced above the merger price of $45.00.

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Q:	What happens to my options if I quit before the merger closes?
A:

If you resign before the close of the transaction, all your unvested options would be cancelled and you would receive no payment for them. You would have 3 months from your termination date to exercise your vested options. If the close occurs before three months or before you have exercised your options, you would receive the cash-out payment. You can view your option account at https://www.benefitaccess.com or sign up for online access if you have not done so.

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Q:

I'm an employee outside the U.S. Would it be possible to have my stock options cashed out through a U.S. entity in dollars so that I can avoid foreign exchange risk during the time when I do not have control of the funds? I know I still have the tax liability in my home country.

A:

It's still to early to be able to give you a complete answer on how the stock option cash out would be executed. However, it is unlikely that you would be allowed to have the stock option settlement paid outside your home country.

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Q:	What happens to vested options that are not exercised when the merger closes? For tax purposes I want to wait until next year to exercise more options.
A:

Any options that are still outstanding, whether vested or not, at the merger close would be cashed out at that time. Employees can decide whether it is best to exercise their vested options before the close or wait for the option cash out to be executed.

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Q:	What about tax advice and planning? Will Chiron provide tax advice to us about the financial decisions we may have?

A:

Chiron cannot provide tax or financial planning assistance for a variety of good reasons. Occasionally we bring in professionals to conduct various seminars on financial planning and tax. We are planning to have Brown Bag sessions later this year and early 2006 to give you the opportunity to ask questions from tax and financial professionals.

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Q:	I still have Chiron paper stock certificates I received many years ago. How can I submit these to be cashed out?
A:

While the tender process for the merger is still to be determined, the proxy materials will provide details on how shares would be exchanged for the merger price of $45.00 per share. The proxy will also outline how you can exchange your stock certificates after the close if you do not hold them in a brokerage account, do not tender them in the merger or continue to hold paper certificates after the merger is consummated.

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Q:	Will we get stock option grants in February 2006?
A:

Stock options will have limited value now that the merger agreement has been announced. The merger agreement provides that Chiron's Compensation Committee may make deferred share right/unit grants in lieu of annual option grants if the merger does not close before the normal stock option grant. The details of these grants will be communicated as soon as practicable.

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Employee Stock Purchase Plan (ESPP)

Q:	Is the ESPP still active?
A:	Yes, the ESPP is still effective. Employees who elected to participate for this quarter will have their shares purchased on December 30, 2005, assuming the merger does not close before that date.

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Q:	What happens to our salary deferrals if the merger close occurs during the quarter?
A:	The merger agreement calls for Novartis to provide the cash equivalent of the 10% discount on any deferrals employees have made during the quarter in which the merger closes.

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Q:	Will there be an ESPP under Novartis?
A:

Chiron's ESPP would cease to exist upon the close of the merger because there would no longer be Chiron stock. In the U.S. Employee Meeting on November 9 the Novartis HR representative said that Novartis does not have an ESPP.

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Other

Q:

In terms of 'business as usual,' if Chiron and Novartis employees are both members of an industry trade association and so might meet at an association working party meeting, should we avoid participation in order to ensure there is no contact? This situation could arise within the next 3 weeks. Thank you.

A:	No. However, you should avoid discussions regarding the merger.

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Publisher: Corporate Communications + Contact + For Internal Use Only + Last Updated On: 10Nov05